Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM F-3

(Form Type)

Abits Group Inc

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit (3)(4)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.001	457	(o)	(1	)(2)
Fees to Be Paid	Equity	Preferred shares, par value $0.00101	457	(o)	(1	)(2)
Fees to Be Paid	Debt	Debt Securities	457	(o)	(1	)(2)
Fees to Be Paid	Other	Warrants	457	(o)	(1	)(2)(5)
Fees to Be Paid	Other	Rights	457	(o)	(1	)(2)(6)
Fees to Be Paid	Other	Units	457	(o)	(1	)(2)(7)
Fees to Be Paid	Total	Unallocated (Universal) Shelf	457	(o)	(1	)(2)		$100,000,000	0.0001531	$15,310.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$100,000,000		$15,310.00
	Total Fees Previously Paid									$-
	Total Fee Offsets									$-
	Net Fee Due									$15,310.00

(1)	There are being registered hereunder such indeterminate number of (i) ordinary shares, (ii) preferred shares, (iii) debt securities, (iv) warrants, (v) rights and (iv) units, as shall have an aggregate initial offering price not to exceed $100,000,000 or such lesser aggregate amount permitted under General Instruction I.B.5 to Form F-3 under the Securities Act. Such indeterminate amounts may from time to time be issued at indeterminate prices, in U.S. Dollars. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. This registration statement also includes such presently indeterminate number of securities as may be issuable from time to time upon conversion or upon exercise of, or in exchange for, any such convertible or exchangeable securities registered hereunder or pursuant to the anti-dilution provisions of any such securities.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	The proposed maximum per unit and aggregate offering prices per security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4)	The amount to be registered, proposed maximum aggregate offering price per unit and proposed maximum aggregate offering price are not specified as to each class of security pursuant to General Instruction II.C of Form F-3 under the Securities Act. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(5)	Warrants may entitle the holder to purchase our ordinary shares, preferred shares, debt securities or any combination thereof. Warrants may be issued independently or together with ordinary shares, and the warrants may be attached to or separate from such securities.

(6)	Rights evidencing the right to purchase ordinary shares, preferred shares, debt securities or warrants.

(7)	Each unit may consist of one or more of the other securities described in this prospectus in any combination.